Exhibit 5



          [Letterhead of Thompson Hine & Flory P.L.L.]



                          July 3, 1996






Omnicare, Inc.
2800 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

          Reference is made to the offering for resale by certain stockholders (individually, a "Stockholder", collectively, the "Stockholders") of Omnicare, Inc., a Delaware corporation (the "Company"), of up to an aggregate of 1,436,328 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 to be filed under the Securities Act of 1933, as amended (the "Registration Statement"). Of the 1,436,328 Shares being registered, (i) an aggregate of 1,061,648 Shares will be issued to Passaic County Home Health Care Associates, Inc., d/b/a Pompton Nursing Home Supplies ("Pompton") pursuant to the Asset Purchase Agreement dated as of June 19, 1996 by and among PNHS Acquisition Corp., Pompton, certain shareholders of Pompton, and the Company, as amended by Amendment No. 1 to the Asset Purchase Agreement dated June 19, 1996 (the "Pompton Agreement"), (ii) 174,680 of the Shares have been acquired by certain Stockholders pursuant to the Asset Purchase Agreement dated as of June 10, 1996 by and among Electra Acquisition Corp., Prometheus Pharmacy Co., Inc., Nursing Homes America, Inc., Olympus Healthcare Group, Inc. and the Company (the "Prometheus Agreement"), and (iii) 200,000 of the Shares may be acquired by Stockholders by warrants granted in connection with the Pompton transaction (the "Warrants").

          As counsel for the Company, we have examined and are familiar with the Company's Restated Certificate of Incorporation and By-Laws, each as amended, and various corporate records and proceedings relating to the organization of the Company and the issuance of the Shares. Based upon the foregoing and upon investigation of such other matters as we consider appropriate to permit us to render an informed opinion, it is our opinion that:



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Omnicare, Inc.
July 3, 1996
Page 2


          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2. The Shares have been duly authorized.

          3. Of the Shares, the 174,680 issued pursuant to the Prometheus Agreement are validly issued, fully paid and nonassessable.

          4. Of the Shares, the 1,061,648 to be issued pursuant to the Pompton Agreement will be, when issued in accordance with such agreement, validly issued, fully paid and nonassessable.

          5. Of the Shares, the 200,000 to be issued pursuant to the Warrants will be, when issued in accordance with such warrants, validly issued, fully paid and nonassessable.

          This opinion is solely for your information in connection with the Registration Statement and is not to be quoted or otherwise referred to in any of your financial statements or public releases, filed with any governmental agency, or given to any other person without our prior written consent. This opinion may not be relied upon by any other person, or used by you for any other purpose, without our prior written consent.

          We consent to the use of this opinion as an Exhibit to the Registration Statement, and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                   Very truly yours,


                                   /s/Thompson Hine & Flory P.L.L
                                   THOMPSON HINE & FLORY P.L.L.